FINANCIAL STATEMENTS

FOR THE YEAR ENDED

FEBRUARY 29, 2012

TABLE OF CONTENTS

1.

Management’s Report

2.

Independent Auditor’s Report

3.

Balance Sheets

4.

Statements of Loss

5.

Statements of Comprehensive Loss

6.

Statements of Changes in Shareholders’ Equity

7.

Statements of Cash Flows

8.

Notes to Financial Statements

General information

Basis of preparation and adoption of International Financial Reporting Standards ("IFRS")

Summary of significant accounting policies

Transition to IFRS

Critical accounting estimates and judgements

Short-term investments

Tax credits for mining exploration and commodity taxes receivable

Financial instruments

Mining properties

Accounts payable and accrued liabilities

Deferred royalties

Share Capital

Warrants

Stock options

Related party transactions

Rent, office expense and other

General exploration costs

Cash flows

Deferred tax

Earnings per share

Capital management

Commitments

Subsequent events

MANAGEMENT’S REPORT

Responsibility for Financial Information

Virginia Mines management is responsible for the preparation, integrity and objectivity of the financial statements and other financial information presented in this Annual Report. These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board and include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly in all material respects.

Virginia Mines’ policy is to maintain systems of internal accounting, and administrative and disclosure controls reinforced by standards of conduct and ethics set out in written policies to provide reasonable assurance that the financial information is relevant, accurate and reliable, and that assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and is composed of independent outside directors. The Committee meets periodically with management and external auditor to review accounting, auditing and internal control matters. These financial statements have been reviewed and approved by the Board of Directors on the recommendation of the Audit Committee.

The financial statements have been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditor, in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditor has full and free access to the Audit Committee.

Internal Control over Financial Reporting

Virginia Mines’ management is responsible for establishing and maintaining adequate internal control over financial reporting. Virginia Mines’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Virginia Mines’ internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Virginia Mines’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Virginia Mines; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Virginia Mines’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Virginia Mines’ internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on the evaluation, the management concluded that Virginia Mines’ internal control over financial reporting was effective as of February 29, 2012.

The effectiveness of the Company’s internal control over financial reporting as at February 29, 2012, has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditor, as stated in its report, which appears herein.

/s/ André Gaumond	/s/ Robin Villeneuve
André Gaumond President and CEO	Robin Villeneuve CFO

May 14, 2012

Independent Auditor's Report

To the Shareholders of
Virginia Mines Inc.

We have completed an integrated audit of Virginia Mines Inc.'s 2012 financial statements and its internal control over financial reporting as at February 29, 2012 and an audit of its 2011 financial statements. Our opinions, based on our audits, are presented below.

Report on the financial statements

We have audited the accompanying financial statements of Virginia Mines Inc., which comprise the balance sheets as at February 29, 2012, February 28, 2011 and March 1, 2010 and the statements of loss, comprehensive loss, changes in shareholders' equity and cash flows for the years ended February 29, 2012 and February 28, 2011, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. Canadian generally accepted auditing standards also require that we comply with ethical requirements.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., Chartered Accountants
Place de la Cité, Tour Cominar, 2640 Laurier Boulevard, Suite 1700, Québec, Quebec, Canada G1V 5C2
T: +1 418 522 7001, F: +1 418 522 5663

"PwC" refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the financial statements.

Opinion
In our opinion, the financial statements present fairly, in all material respects, the financial position of Virginia Mines Inc. as at February 29, 2012, February 28, 2011 and March 1, 2010 and its financial performance and its cash flows for the years ended February 29, 2012 and February 28, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on internal control over financial reporting
We have also audited Virginia Mines Inc.'s internal control over financial reporting as at February 29, 2012, based on criteria established in *Internal Control - Integrated Framework*, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management's responsibility for internal control over financial reporting
Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's report on Internal Control over Financial Reporting.

Auditor's responsibility
Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the company's internal control over financial reporting.

VIRGINIA MINES INC.

Balance Sheets

(expressed in Canadian dollars)

	As at	As at	As at
	February 29,	February 28,	March 1,
	2012	2011	2010
Assets

Current assets
Cash	$10,364,713	$11,619,832	$16,365,339
Short-term investments (note 6)	39,463,527	34,210,311	25,308,249
Tax credits for mining exploration and commodity
taxes receivable (note 7)	2,839,035	2,302,903	3,262,900
Other amounts receivable	391,787	32,977	300,262
Prepaid expenses	138,021	102,226	59,779
Derivative financial instrument	-	-	1,046,210
	53,197,083	48,268,249	46,342,739

Deferred tax assets (note 19)	976,384	-	-
Long-term investments	-	-	1,344,666
Property, plant and equipment, at cost less
accumulated depreciation of $174,945 ($122,065 as at
February 28, 2011 and $82,527 as at March 1, 2010)	167,888	147,552	111,156
Mining properties (note 9)	47,960,344	37,602,248	28,938,768
	$102,301,699	$86,018,049	$76,737,329

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 10)	8,386,512	3,235,885	2,597,678

Deferred tax liabilities (note 19)	2,116,449	-	-

Deferred royalties (note 11)	3,629,680	2,445,870	1,216,880

Shareholders' Equity

Share capital (note 12)	124,688,911	115,809,533	109,112,925
Warrants (note 13)	14,358	40,282	36,051
Stock options (note 14)	6,625,705	5,858,029	4,286,205
Contributed surplus	385,549	381,317	376,949
Deficit	(45,136,428)	(43,483,991)	(41,752,332)
Accumulated other comprehensive income	1,590,963	1,731,124	862,973
	88,169,058	80,336,294	72,922,771
	$102,301,699	$86,018,049	$76,737,329
Commitments (note 22)
Subsequent events (note 23)

The accompanying notes are an integral part of these condensed interim financial statements.

Approved by the Board of Directors

(signed) André Gaumond	, Director	(signed) André Lemire	, Director

VIRGINIA MINES INC.

Statements of Loss

(expressed in Canadian dollars)

	Year Ended	Year Ended
	February 29, 2012	February 28, 2011

Expenses
Salaries	$905,452	$823,486
Professional and maintenance fees	392,400	369,590
Rent, office expenses and other (note 16)	1,108,928	622,994
Stock-based compensation (note 14)	1,418,614	2,225,912
Depreciation of property, plant and equipment	52,880	41,585
General exploration costs (note 17)	814,003	541,770
Grants, credit on duties refundable for loss and refundable tax credit
for resources	(53,908)	(38,672)
Cost of mining properties abandoned or written off (note 9)	860,261	1,312,999
	5,498,630	5,899,664

Other income (expense)
Dividends	259,793	185,351
Interest	740,296	679,664
Fees invoiced to partners	451,540	161,502
Option payments received in excess of cost of mining properties	10,000	9,778
Gain on sale of available-for-sale investments	116,649	23,963
Loss on investments held for trading	-	(174,372)
Gain (loss) on investments designated as held for trading	(49,229)	146,643
	1,529,049	1,032,529

Loss before income taxes	(3,969,581)	(4,867,135)
Deferred tax recovery (note 19)	2,317,144	3,135,476
Net loss	$(1,652,437)	$(1,731,659)

Per share (note 20)

Basic net loss	(0.053)	(0.057)

Diluted net loss	(0.053)	(0.057)

The accompanying notes are an integral part of these condensed interim financial statements.

VIRGINIA MINES INC.

Statements of Comprehensive Loss

(expressed in Canadian dollars)

	Year Ended February 29, 2012	Year Ended February 28, 2011

Net Loss	$(1,652,437)	$(1,731,659)

Other comprehensive income (loss)

Unrealized gain (loss) on available-for-sale investments, net of related income
tax recovery of $6,092 (income tax expense of $138,135 in 2011)	(39,201)	888,891
Reclassification of gains on available-for-sale investments realized upon sale,
net of related income taxes of $15,689 ($3,223 in 2011)	(100,960)	(20,740)

	(140,161)	868,151

Comprehensive loss	$(1,792,598)	$(863,508)

The accompanying notes are an integral part of these condensed interim financial statements.

VIRGINIA MINES INC.

Statements of Changes in Shareholders’ Equity

(expressed in Canadian dollars)

	Share capital	Warrants	Stock options	Contributed surplus	Deficit	Accumulated other comprehensive income	Total
	$	$	$	$	$	$	$
Balance as at March 1, 2011	115,809,533	40,282	5,858,029	381,317	(43,483,991)	1,731,124	80,336,294

Net loss	-	-	-	-	(1,652,437)	-	(1,652,437)
Unrealized loss on available-for-sale
investments, net of related income taxes	-	-	-	-	-	(39,201)	(39,201)
Reclassification of gains on available-for-sale
investments realized upon sale, net of related
income taxes	-	-	-	-	-	(100,960)	(100,960)
Comprehensive loss for the year	-	-	-	-	(1,652,437)	(140,161)	(1,792,598)
Stock-based compensation	-	-	1,418,614	-	-	-	1,418,614
Stock options exercised	1,704,956	-	(650,938)	-	-	-	1,054,018
Warrants granted	-	14,359	-	-	-	-	14,359
Warrants exercised	211,309	(36,051)	-	-	-	-	175,258
Warrants expired	-	(4,232)	-	4,232	-	-	-
Issuance of shares for acquisition of mining properties	1,201,670	-	-	-	-	-	1,201,670
Issuance of shares for cash consideration	6,551,890	-	-	-	-	-	6,551,890
Share issue expenses	(790,447)	-	-	-	-	-	(790,447)
Balance as at February 29, 2012	124,688,911	14,358	6,625,705	385,549	(45,136,428)	1,590,963	88,169,058

	Share capital	Warrants	Stock options	Contributed surplus	Deficit	Accumulated other comprehensive income	Total
	$	$	$	$	$	$	$
Balance as at March 1, 2010	109,112,925	36,051	4,286,205	376,949	(41,752,332)	862,973	72,922,771
Net loss	-	-	-	-	(1,731,659)	-	(1,731,659)
Unrealized gain on available-for-sale
investments, net of related income taxes	-	-	-	-	-	888,891	888,891
Reclassification of gains on available-for-sale
investments realized upon sale, net of related
income taxes	-	-	-	-	-	(20,740)	(20,740)
Comprehensive loss for the year	-	-	-	-	(1,731,659)	868,151	(863,508)
Stock-based compensation	-	-	2,225,912	-	-	-	2,225,912
Stock options exercised	1,605,631	-	(649,720)	-	-	-	955,911
Stock options cancelled	-	-	(4,368)	4,368	-	-	-
Warrants granted	-	4,231	-	-	-	-	4,231
Issuance of shares for acquisition of mining
properties	922,700	-	-	-	-	-	922,700
Issuance of shares for cash consideration	4,740,000	-	-	-	-	-	4,740,000

Share issue expenses	(571,723)	-	-	-	-	-	(571,723)
Balance as at February 28, 2011	115,809,533	40,282	5,858,029	381,317	(43,483,991)	1,731,124	80,336,294

The accompanying notes are an integral part of these financial statements.

VIRGINIA MINES INC.

Statements of Cash Flows

(expressed in Canadian dollars)

	Year Ended February 29, 2012	Year Ended February 28, 2011

Cash flows from operating activities
Net loss	$(1,652,437)	$(1,731,659)

Adjustments for :
Deferred tax recovery	(2,317,144)	(3,135,476)
Loss (gain) on investments designated as held for trading	49,229	(146,643)
Loss on investments held for trading	-	174,372
Gain on sale of available-for-sale investments	(116,649)	(23,963)
Option payments received in excess of cost of mining properties	(10,000)	(9,778)
Cost of mining properties abandoned or written off	860,261	1,312,999
Depreciation of property, plant and equipment	52,880	41,585
Stock-based compensation	1,418,614	2,225,912
	(1,715,246)	(1,292,651)

Variation in deferred royalties	1,183,810	1,228,990

Changes in items of working capital (note 18a)	2,929,504	215,480
	2,398,068	151,819

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	11,452,775	8,407,129
Draw on revolving credit line	-	1,117,343
	11,452,775	9,524,472

Cash flows used in investing activities
Acquisition of short-term investments	(29,397,633)	(24,926,752)
Disposition of short-term investments	24,097,334	17,089,802
Disposition of long-term investments	-	1,227,364
Acquisition of mining properties and capitalized exploration costs	(10,451,354)	(9,829,212)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs	653,907	2,084,981
Acquisition of property, plant and equipment	(73,216)	(77,981)
Option payments received	65,000	10,000
	(15,105,962)	(14,421,798)

Net change in cash	(1,255,119)	(4,745,507)
Cash - Beginning of year	11,619,832	16,365,339
Cash - End of year	$10,364,713	$11,619,832

Interest received	659,430	620,932
Dividends received	259,793	185,351

Supplemental information (note 18b)

The accompanying notes are an integral part of these financial statements.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

1

General information

Virginia Mines Inc. (the "Company") incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the Company to obtain necessary financing to continue the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

The address of its registered office is 116 St-Pierre, Suite 200, Quebec City, Quebec, Canada.

2

Basis of preparation and adoption of International Financial Reporting Standards ("IFRS")

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles as defined in the Handbook of the Canadian Institute of Chartered Accountants ("CICA Handbook"). In 2010, the CICA Handbook was revised to incorporate IFRS as issued by the International Accounting Standards Board ("IASB") and to require publicly accountable enterprises to apply these standards effective for years beginning on or after January 1, 2011. Accordingly, these are the Company’s first annual financial statements prepared in accordance with IFRS as issued by the IASB. In these financial statements, the term "Canadian GAAP" refers to Canadian GAAP before the adoption of IFRS.

The financial statements have been prepared in compliance with IFRS. Subject to certain transition elections and exceptions disclosed in note 4, the Company has consistently applied the accounting policies used in the preparation of its opening IFRS balance sheet at March 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 4 discloses the impact of the transition to IFRS on the Company's reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s financial statements for the year ended February 28, 2011 prepared under Canadian GAAP.

Basis of measurement

These financial statements have been prepared on a going concern basis, under the historical cost convention, except for financial instruments categorized at fair value through profit or loss and available-for-sale.

These financial statements were approved by the Board of Directors for issue on May 14, 2012.

3

Summary of significant accounting policies

The significant accounting policies used in the preparation of these annual financial statements are described below.

Cash

Cash includes cash on hand and balances with banks.

Short-term investments

Short-term investments consist primarily of bonds, trust units, convertible debentures and investments in public companies. These short-term investments are recognized in the financial statements on the trade date.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provision of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

The standards require that financial assets and financial liabilities, including derivative financial instruments, be initially measured at fair value. Subsequent to initial recognition, financial assets and financial liabilities are measured based on their classification: at fair value through profit or loss, available-for-sale investments, loans and receivables or financial liabilities at amortized cost.

●

At fair value through profit or loss – Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short-term or if so designated by management. Assets in this category principally include embedded derivatives and derivatives which do not qualify for hedge accounting.

Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the statement of loss. Gains and losses arising from changes in fair value are presented in the statement of loss in the period in which they arise.

Financial instruments in this category are included in non-current assets unless the investments mature within 12 months or management intends to dispose of them within 12 months.

Financial assets designated as at fair value through profit or loss at inception are those that are managed and whose performance is evaluated on a fair value basis.

The Company's financial assets at fair value through profit or loss comprise convertible debentures. The Company has designated its convertible debentures as held for trading.

●

Available for sale – Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. Financial assets classified as available for sale are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Unrealized gains and losses are recognized directly in other comprehensive income (loss), except for significant or prolonged decline in value, which are recognized in the statement of loss. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to the statement of loss.

Available-for-sale investments are included in non-current assets unless the investments mature within 12 months or management intends to dispose of them within 12 months.

The Company’s available-for-sale assets comprise bonds, trust units and investments in public companies.

●

Loans and receivables – Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Financial assets classified as loans and receivables are recognized initially at the amount expected to be received less, when material, a discount to reclass the loans and receivables to fair value. Subsequently, they are measured at amortized cost using the effective interest method less a provision for impairment. They are included in current assets except for those with maturities greater than 12 months after the reporting period, which would be classified as non-current assets.

The Company's loans and receivables include cash and other amounts receivable in the balance sheet.

●

Financial liabilities at amortized cost – Financial liabilities include accounts payable and accrued liabilities and are initially recognized at the amount required to be paid less, when material, a discount to reduce the payable to fair value. Subsequently, they are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity. They are included in current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

a)

Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly hrough the use of an allowance account.

b)

Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of loss. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to the statement of loss.

Impairment losses on financial assets carried at amortized cost and available-for-sale debt securities are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation and impairment, and are depreciated using a straight-line method over their estimated useful lives ranging between five to ten years which is considered appropriate to reduce the carrying values to estimated residual values of the assets. Cost includes expenditures that are directly attributable to the acquisition of the assets. Residual values, method of amortization and useful lives of the assets are reviewed annually and adjusted if appropriate.

Mining properties

The Company records its acquisition of interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. These acquisition costs are recognized as intangible assets. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. These exploration costs are recognized as tangible assets. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated recoverable resources in the current mine plan using a unit of production basis or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

Although management has taken actions to verify the ownership rights for mining properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the Company as to title. The title of property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Mining properties are reviewed for impairment at each reporting date whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the mining property carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the mining property's fair value less costs to sell and value in use. Value in use is determined using discounted estimated future cash inflows. Impairment losses are recognized in the statement of loss under caption Cost of mining properties abandoned or written off. For the purpose of assessing impairment, mining properties are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Impairments are reviewed for potential reversals at each reporting date. Impairment can be reversed but is limited to the carrying amount that would have been determined net of depreciation, as if no impairment to the carrying amount would have been recognized.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Jointly controlled operations

A jointly controlled operation involves the use of assets and other resources of the Company and other venturer rather than the establishment of a corporation, partnership or other entity.

The Company accounts for the assets it controls and the liabilities and the expenses it incurs.

Provisions

Provisions for environmental restoration, restructuring costs and legal claims, where applicable, are recognized when: (i) the Company has a present legal or constructive obligation as a result of past events; (ii) it is more likely than not that an outflow of resources will be required to settle the obligation; and (iii) the amount can be reliably estimated.

Provisions are measured at management's best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material. The increase in the provision due to passage of time is recognized as interest expense. Changes in assumptions or estimates are reflected in the period in which they occur.

Provision for environmental restoration represents the legal and constructive obligations associated with the eventual closure of the Company's property, plant and equipment. These obligations consist of costs associated with reclamation and monitoring of activities and the removal of tangible assets. The discount rate used is based on a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability, excluding the risks for which future cash flow estimates have already been adjusted.

The Company had no material provisions as at February 29, 2012, February 28, 2011 and March 1, 2010.

Credit on duties refundable for loss and refundable tax credit for resources

The Company is entitled to a credit on duties refundable for loss of 7.5% (8% since January 1, 2012) under the Mining Duties Act and a refundable tax credit for resources which may reach 38.75% under the Quebec Income Tax Act. Those credits are calculated on qualified exploration expenditures incurred.

Those credits are accounted for using the cost reduction method. Accordingly they are recorded as a reduction of the related expenses or capital expenditures in the year the expenses are incurred provided that the Company has reasonable assurance those credits will be realized.

Flow-through shares

The Company finances some exploration expenditures through the issuance of flow-through shares. The resource expenditure deductions for income tax purposes are renounced to investors in accordance with the appropriate income tax legislation. The difference ("premium") between the amount recognized in common shares and the amount the investors pay for the shares is recognized as a liability which is reversed into the statement of loss when eligible expenditures have been made. The Company recognizes a deferred tax liability for the expenses renounced and a deferred tax expense at the moment the eligible expenditures are made.

Income taxes

The Company provides for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on deductible or taxable temporary differences between the carrying amount and tax bases of assets and liabilities using enacted or substantively enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Deferred tax assets and liabilities are presented as non-current and are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred tax assets and liabilities levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Basic and diluted earnings per share

Basic earnings per share are calculated using the weighted average number of participating shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of participating shares outstanding during the year, plus the effects of dilutive potential participating shares outstanding during the year.

The calculation of diluted earnings per share is made using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year or the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase participating shares of the Company at the average quoted market value of the participating shares during the year.

Warrants

Fair value of warrants is measured on the date of grant. The fair value of warrants granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the warrants were granted. On the date of grant, the fair value of warrants is recognized as a share issue expense presented in reduction of share capital.

Stock-based compensation plan

The Company has established a stock-based compensation plan, which is described in note 14. Any consideration received from plan members upon the exercise of stock options is credited to share capital. The Company accounts for compensation costs for all forms of stock-based compensation awarded to employees and non-employees, including stock options, using a fair value-based method.

Fair value is measured on the date of grant. The fair value of options granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. On the date of grant, the fair value of stock options is recognized as an expense under caption Stock-based compensation as stock vest immediately, if any.

Foreign currency transactions

Transactions denominated in foreign currencies are translated into Canadian dollars as follows: monetary assets and liabilities are translated at the exchange rate in effect at the reporting date and revenues and expenses are translated at the average exchange rate for the year. Non-monetary assets and liabilities are translated at historical rates. The Company's functional currency is the Canadian dollar. All foreign exchange gains and losses are recognized in the statement of loss.

Revenue recognition

Interest on short-term investments, calculated using the effective interest method, is recognized in the statement of loss as part of interest income on an accrual basis.

Dividends on short-term investments are recognized in the statement of loss as part of dividends when the Company's right to receive the payment is established.

The fees invoiced to partners are recognized when the services are provided as project operator.

Deferred royalties will be recognized into income once the Éléonore mine will go into commercial production, on the basis that the production royalties will initially be paid out of these advance payments received by the Company.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Segment reporting

The Company currently operates in one business segment, being the acquisition and the exploration of mining properties. All of the Company's mining properties are located in Quebec, Canada.

New accounting standards not yet adopted

In June 2011, the IASB amended IAS 1, Financial Statement Presentation. The amendment to IAS 1 requires entities to separate items presented in other comprehensive income (loss) into two groups, based on whether or not they may be recycled to the statement of loss in the future. The amendment is effective for annual periods beginning on or after July 1, 2012. Early adoption is permitted and full retrospective application is required. Management does not expect the standard to have a significant impact on the Company's financial statements.

IFRS 9 was issued in November 2009 and contained requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income (loss). Where such equity instruments are measured at fair value through other comprehensive income (loss), dividends are recognized in profit or loss to the extent that they are not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, Financial Instruments – Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit or loss would generally be recorded in other comprehensive income (loss). This standard is effective for annual periods beginning on or after January 1, 2015.

In May 2011, the IASB issued a group of new standards that address the scope of the reporting entity: IFRS 10, Consolidated Financial Statements, IFRS 11, Joint Arrangements, IFRS 12, Disclosure of Interests in Other Entities and IFRS 13, Fair Value Measurement.

IFRS 10 replaces all of the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements and SIC-12, Consolidation – Special Purpose Entities. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control focusing on the need to have both power and variable returns before control is present. Power is the current ability to direct the activities that significantly influence returns. Returns must vary and can be positive, negative or both. The renamed IAS 27 continues to be a standard dealing solely with separate financial statements and its guidance is unchanged.

IFRS 11 has changed the definitions of joint arrangements reducing the types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures. Entities that participate in joint operations will follow accounting much like that for joint assets or joint operations today.

IFRS 12 sets out the required disclosures for entities reporting under IFRS 10 and IFRS 11. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities.

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

These standards are required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. The Company has not yet assessed the impact of these standards or determined whether it will adopt the standards early.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

4

Transition to IFRS

The Company adopted IFRS on March 1, 2011, with a date of transition effective March 1, 2010 (the “transition date”). The Company prepared its opening IFRS balance sheet at that date. Prior to the adoption of IFRS, the Company prepared its financial statements in accordance with Canadian GAAP.

The effect of the Company's transition to IFRS is summarized in this note as follows:

a)

Transition elections;

b)

Reconciliation of equity;

c)

Reconciliation of comprehensive loss;

d)

Adjustments to the statement of cash flows;

e)

Explanatory notes

(a)

Transition elections

IFRS 1 offers certain exceptions and the possibility for the Company to elect certain exemptions from full retrospective application of IFRS. The Company evaluated the options available and no one was elected.

(b)

Reconciliation of equity as previously reported under Canadian GAAP to IFRS

		As at February 28, 2011			As at March 1, 2010

Note 4e)		Cdn GAAP	Adj	IFRS	Cdn GAAP	Adj	IFRS
		$	$	$	$	$	$
Assets

Current assets
Cash	(ii)	11,619,832	-	11,619,832	16,365,339	-	16,365,339
Short-term investments		34,210,311	-	34,210,311	25,308,249	-	25,308,249
Tax credits for mining exploration and commodity taxes receivable		2,302,903	-	2,302,903	3,262,900	-	3,262,900
Other amounts receivable		32,977	-	32,977	300,262	-	300,262
Prepaid expenses		102,226	-	102,226	59,779	-	59,779
Derivative financial instrument		-	-	-	1,046,210	-	1,046,210
		48,268,249	-	48,268,249	46,342,739	-	46,342,739

Long-term investments		-	-	-	1,344,666	-	1,344,666
Property, plant and equipment		147,552	-	147,552	111,156	-	111,156
Mining properties		37,602,248	-	37,602,248	28,938,768	-	28,938,768
		86,018,049	-	86,018,049	76,737,329	-	76,737,329
Liabilities

Current liabilities
Accounts payable and accrued liabilities	(i)	2,196,279	1,039,606	3,235,885	1,817,508	780,170	2,597,678

Deferred royalties		2,445,870	-	2,445,870	1,216,880	-	1,216,880

Shareholders' Equity

Share capital	(i)	118,141,821	(2,332,288)	115,809,533	109,664,713	(551,788)	109,112,925
Warrants		40,282	-	40,282	36,051	-	36,051
Stock options		5,858,029	-	5,858,029	4,286,205	-	4,286,205
Contributed surplus		381,317	-	381,317	376,949	-	376,949
Deficit	(i)	(44,776,673)	1,292,682	(43,483,991)	(41,523,950)	(228,382)	(41,752,332)
Accumulated other comprehensive income		1,731,124	-	1,731,124	862,973	-	862,973
		81,375,900	(1,039,606)	80,336,294	73,702,941	(780,170)	72,922,771
		86,018,049	-	86,018,049	76,737,329	-	76,737,329

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

(c)

Reconciliation of comprehensive loss as previously reported under Canadian GAAP to IFRS

		Year ended
		February 28, 2011
Note 4e)		Cdn GAAP	Adj	IFRS
		$	$	$

Expenses		5,899,664	-	5,899,664

Other income		1,032,529	-	1,032,529

Loss before income taxes		(4,867,135)	-	(4,867,135)
Deferred tax recovery	(i)	1,614,412	1,521,064	3,135,476

Net loss		(3,252,723)	1,521,064	(1,731,659)

Other comprehensive income, net of related income taxes		868,151	-	868,151

Comprehensive loss		(2,384,572)	1,521,064	(863,508)

(d)

Adjustments to the statement of cash flows

The transition from Canadian GAAP to IFRS had no significant impact on cash flows generated by the Company.

(e)

Explanatory notes

(i)

Flow-through shares

On transition to IFRS, the Company has adopted an accounting policy whereby the premium between the amount recognized in common shares and the amount the investors pay for the shares is recognized as a liability which is reversed into the statement of loss when eligible expenditures have been made. The Company recognizes a deferred tax liability for the expenses renounced and a deferred tax expense at the moment the eligible expenditures are made.

Previously, the Company's Canadian GAAP policy was to adopt the recommendations of EIC 146 with respect to the accounting for flow-through shares. This resulted in the Company reducing the net proceeds of the flow-through share issuance by the future tax liability of the Company arising from the renunciation of the exploration and development expenditures in favour of the flow-through share subscribers.

(ii)

Financial instruments

Cash is classified as loans and receivables, while under Canadian GAAP it was classified as held-for-trading financial instruments. The reclassification has no impact on the financial statements.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

5

Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Company has identified the following critical accounting policies under which significant judgments, estimates and assumptions are made and where actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the financial position reported in future periods.

●

Short-term investments

At each reporting date, the Company assesses whether there is objective evidence that a financial asset (other than a financial asset classified as fair value through profit or loss) is impaired. Objective evidence of an impairment loss includes: i) significant financial difficulty of the obligor; ii) delinquencies in interest or principal payments; iii) increased probability that the borrower will enter bankruptcy or other financial reorganization; and iv) in the case of equity securities, a significant or prolonged decline in the fair value of the security below its cost.

●

Mining properties

The Company’s evaluation of the recoverable amount with respect to the mining properties is based on numerous assumptions including long-term commodity prices, future capital requirements, exploration potential and operations performance and may differ significantly from actual values. The recoverable amounts are based, in part, on certain factors that may be partially or totally outside of the Company’s control. This evaluation involves a comparison of the estimated recoverable amounts of mining properties to carrying values. Assets are reviewed for an indication of impairment at each reporting date and when there are indicators of impairment. This determination requires significant judgment. Factors which could trigger an impairment review include, but are not limited to, interruptions in exploration activities and significant negative industry or economic trends.

●

Stock-based payments

The Company makes certain estimates and assumptions when calculating the fair values of stock options granted. The significant assumptions used include estimate of expected volatility, expected life and expected risk-free rate of return. The expected life is estimated using historical data and current expectations. The expected volatility is estimated using the historical volatility of the Company's stock over the same period as the expected life.

●

Deferred tax assets and liabilities

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the differences are expected to be recovered or settled. The determination of the ability of the Company to utilize tax losses carry forwards to offset deferred tax liabilities requires management to exercise judgment and make certain assumptions about the future performance of the Company. Management is required to assess whether it is “probable” that the Company will benefit from these prior losses and other deferred tax assets. Changes in economic conditions, commodity prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

6

Short-term investments

a)

Allocation of investments by instrument

Short-term investments available for sale

	As at February 29, 2012	As at February 28, 2011

Bonds
Federal	$-	$1,034,160
Provincial	-	1,525,147
Paragovernmental	2,329,869	4,467,375
Municipal	30,253,249	20,150,767
Companies	751,912	659,838
Financial institutions	26,611	229,668

	33,361,641	28,066,955

Preferred shares	1,300,640	592,510
Common shares	3,557,773	4,033,069
Trust units	677,600	528,500

Total	$38,897,654	$33,221,034

Short-term investments designated as held for trading

	As at February 29, 2012	As at February 28, 2011

Convertible debentures	$565,873	$989,277

Total short-term investments	$39,463,527	$34,210,311

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

b)

Allocation of bonds and convertible debentures by maturity date

Bonds maturity

	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

As at February 29, 2012	19,204,874	13,114,844	1,041,923	33,361,641

As at February 28, 2011	20,095,597	6,446,211	1,525,147	28,066,955

Convertible debentures maturity

	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

As at February 29, 2012	117,068	448,805	-	565,873

As at February 28, 2011	382,569	606,708	-	989,277

c)

Interest rate

The bonds bear interest at fixed rates ranging from 1.35% to 8.25% (from 1.00% to 8.25% as at February 28, 2011). The convertible debentures bear interest at fixed rates ranging from 5.70% to 8.50% (5.70% to 8.50% as at February 28, 2011).

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

7

Tax credits for mining exploration and commodity taxes receivable

	As at	As at
	February 29,	February 28,
	2012	2011

Refundable tax credit for resources	$1,957,753	$892,983
Credit on duties refundable for loss	489,408	1,074,986
Commodity taxes receivable	391,874	334,934
	$2,839,035	$2,302,903

8

Financial instruments

a)

Classification

The classification of financial instruments as at February 29, 2012, as at February 28, 2011, and as at March 1, 2010, is summarized as follows:

					As at February 29, 2012
					Carrying value	Fair value
	At fair value through profit or loss	Available-for-sale	Loans and receivables	Financial liabilities at amortized cost	Total	Total
	$	$	$	$	$	$
Financial assets
Cash	-	-	10,364,713	-	10,364,713	10,364,713
Short-term investments	565,873	38,897,654	-	-	39,463,527	39,463,527
Other amounts receivable	-	-	391,787	-	391,787	391,787
	565,873	38,897,654	10,756,500	-	50,220,027	50,220,027

Financial liabilities
Accounts payable and accrued
liabilities	-	-	-	6,500,133	6,500,133	6,500,133

					As at February 28, 2011
					Carrying value	Fair value
	At fair value through profit or loss	Available-for-sale	Loans and receivables	Financial liabilities at amortized cost	Total	Total
	$	$	$	$	$	$
Financial assets
Cash	-	-	11,619,832	-	11,619,832	11,619,832
Short-term investments	989,277	33,221,034	-	-	34,210,311	34,210,311
Other amounts receivable	-	-	32,977	-	32,977	32,977
	989,277	33,221,034	11,652,809	-	45,863,120	45,863,120

Financial liabilities
Accounts payable and accrued
liabilities	-	-	-	2,196,279	2,196,279	2,196,279

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

					As at March 1, 2010
					Carrying value	Fair value
	At fair value through profit or loss	Available-for-sale	Loans and receivables	Financial liabilities at amortized cost	Total	Total
	$	$	$	$	$	$
Financial assets
Cash	-	-	16,365,339	-	16,365,339	16,365,339
Short-term investments	1,894,992	23,413,257	-	-	25,308,249	25,308,249
Other amounts receivable	-	-	300,262	-	300,262	300,262
Derivative financial instrument	1,046,210	-	-	-	1,046,210	1,046,210
Long-term investments (a)	1,344,666	-	-	-	1,344,666	1,344,666
	4,285,868	23,413,257	16,665,601	-	44,364,726	44,364,726

Financial liabilities
Accounts payable and accrued
liabilities	-	-	-	1,817,508	1,817,508	1,817,508

(a)

Asset-backed commercial paper (“ABCP”) notes designated as held for trading.

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash is measured at fair value.

The fair value of available-for-sale short-term equity investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of short-term investments at fair value through profit or loss and the fair value of available-for-sale short-term debt investments are valued at bid price using independent pricing services or by dealers prices.

(b)

Fair value hierarchy

Financial instruments recorded at fair value on the balance sheet are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – valuation based on quoted prices observed in active markets for identical assets or liabilities.

Level 2 – valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – valuation techniques with significant unobservable market inputs.

A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

The following tables present the financial instruments recorded at fair value in the balance sheet as at February 29, 2012, as at February 28, 2011 and as at March 1, 2010, classified using the fair value hierarchy described above:

	As at February 29, 2012
	Level 1	Level 2	Level 3

Financial assets

Shares and trust units	$5,536,013	$-	$-
Bonds and convertible debentures	-	33,927,514	-
	$5,536,013	$33,927,514	$-

	As at February 28, 2011
	Level 1	Level 2	Level 3

Financial assets

Shares and trust units	5,154,079	-	-
Bonds and convertible debentures	-	29,056,232	-
	$5,154,079	$29,056,232	$-

	As at March 1, 2010
	Level 1	Level 2	Level 3

Financial assets

Shares and trust units	4,855,250	-	-
Bonds and convertible debentures	-	20,452,999	-
Derivative financial instrument	-	-	1,046,210
Long-term investments	-	-	1,344,666
	$4,855,250	$20,452,999	$2,390,876

No transfer attributable to changes in the observability of market data was made among the fair value measurement hierarchy levels during the years ended February 29, 2012 and February 28, 2011.

Change in the fair value of financial instruments classified in level 3:

	Long-term investments	Derivative financial instrument

Fair value as at March 1, 2010	$1,344,666	$1,046,210

Gain on investments designated as held for trading	128,202	-
Loss on investments held for trading	-	(174,372)
Principal repayments	(140,912)	-
Disposition of the ABCP	(1,086,452)	-
Disposition of the derivative financial instrument	(245,504)	(871,838)
Fair value as at February 28, 2011	-	-

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

c)

Financial risks

The Company has exposure to various financial risks, such as credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with cash and short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The Company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. In addition, the Company attempts to minimize its risks by entering into agreements only with Canadian institutions with strong credit rating and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the Company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the Company's partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies.  The Company considers that the credit risk related to amounts receivable from such partnerships is minimal, because the Company usually signs agreements with major mining companies.

The maximum exposure to credit risk for cash and short-term investments approximates the amount recognized on the balance sheet. The Company does not hold any collateral as security.

Liquidity risk

Liquidity risk is the risk that the Company may be unable to fulfill its financial obligations related to financial liabilities. The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidities to meet liabilities when due. As at February 29, 2012, the Company had a cash balance of $10,364,713 ($11,619,832 as at February 28, 2011) to settle current liabilities of $6,500,133 ($2,196,279 as at February 28, 2011).  All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The Company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

Changes in fair value of available-for-sale bonds are recorded in Other comprehensive income (loss). For the Company’s available-for-sale bonds, a variation of ± 1% of interest rates as at February 29, 2012, would result in an estimated after-tax effect in Other comprehensive income (loss) of $397,000 ($246,000 for the year ended February 28, 2011).

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Foreign exchange risk

The Company's functional currency is the Canadian dollar and most of its purchases are made in Canadian dollars. Since April 1, 2009, the Company has received monthly advance payments of US$100,000 (see note 11). The Company holds foreign currency in a chartered Canadian bank account as at February 29, 2012, but the risk is minimized because the balance of the bank account is not significant for the Company. As a result, the Company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity market changes. An investment policy is in place and its application is monitored by the Board of Directors on a quarterly basis.

Changes in fair value of trust units and available-for-sale shares are recorded in Other comprehensive income (loss). For the Company's trust units and available-for-sale shares, a variation of ± 10% of the quoted market prices as at February 29, 2012, would result in an estimated after-tax effect in Other comprehensive income (loss) of $479,000 ($446,000 for the year ended February 28, 2011).

Changes in fair value of convertible debentures at fair value through profit or loss are recorded in the Statements of loss. Changes in fair value of convertible debentures would be more impacted by the stock markets than the interest rate variation. A variation of ± 10% in market prices as at February 29, 2012, would result in a maximal estimated after-tax effect in the Statements of loss of $57,000 ($99,000 for the year ended February 28, 2011).

d)

Other information

As at February 29, 2012, gross unrealized losses on available-for-sale securities totalled $215,512 ($98,694 as at February 28, 2011). Of this sum, an amount of $15,788 ($25,772 as at February 28, 2011)  is related to bonds and results from changes in market interest rates and not to deterioration in the creditworthiness of issuers. The balance of $199,724 ($72,922 as at February 28, 2011) related to common shares is mainly explained by fluctuation of prices in the market. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It assesses that the gross unrealized losses are not significant or prolonged.

The total interest income for financial assets that are not classified as at fair value through profit or loss is $627,000 ($487,000 for the year ended February 28, 2011).

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

9

Mining properties

Reconciliation of mining properties

		Acquisition cost
	Exploration	Mining
	costs	properties	Claims	Total

Balance as at March 1, 2010	$19,290,099	$7,035,363	$2,613,306	$28,938,768

Costs incurred	9,377,792	922,700	633,188	10,933,680
Mining properties under option	(222)	-	-	(222)
Mining properties abandoned or written off	(861,096)	(237,142)	(214,761)	(1,312,999)
Credit on duties refundable for loss and refundable
tax credit for resources	(956,979)	-	-	(956,979)

Balance as at February 28, 2011	26,849,594	7,720,921	3,031,733	37,602,248

Costs incurred	10,894,382	1,201,670	448,988	12,545,040
Mining properties under option	(31,712)	(22,031)	(1,257)	(55,000)
Mining properties abandoned or written off	(759,453)	(19,937)	(80,871)	(860,261)
Credit on duties refundable for loss, refundable tax
credit for resources and non-refundable tax credit	(1,271,683)	-	-	(1,271,683)
Balance as at February 29, 2012	$35,681,128	$8,880,623	$3,398,593	$47,960,344

a)

On April 26, 2007, IAMGOLD Corporation ("IAMGOLD") granted the Company the option to acquire a 100% interest in the Anatacau property for a consideration consisting of $25,000 in cash and exploration work totalling $3,000,000 to be carried out no later than December 31, 2015. As at February 29, 2012, the Company made a cash payment of $25,000 and spent $1,774,782 on exploration work.

b)

On September 10, 2010, the Company granted Shield Gold Inc. ("Shield Gold") the option to acquire a 50% interest in the La Grande Nord property for a consideration consisting of $30,000 in cash over a two-year period and exploration work totalling $1,000,000 no later than September 10, 2015. As at February 29, 2012, Shield Gold made a cash payment of $10,000 and spent $80,120 on exploration work.

c)

On March 7, 2011, the Company entered into agreement with Anglo American Exploration (Canada) Ltd. ("AAEC"), whereby the Company has transferred to AAEC a 50% interest in the mining claims of the Baie Payne property. AAEC must fund an aggregate of $4,000,000 in expenditures over a six-year period to maintain its 50% undivided interest in the Baie Payne property. As at February 29, 2012, AAEC spent $2,766,317 on exploration work.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

d)

On April 18, 2011, the Company acquired from Ressources D'Arianne Inc. ("D'Arianne") a 100% interest in the Komo and Wabamisk-D'Arianne properties in consideration of the issuance of 40,000 shares of the Company. These properties were merged in the Company's Assini property.

On April 18, 2011, the Company acquired from D'Arianne and SOQUEM Inc. ("SOQUEM") a 100% interest in the Lac H property (owned equally by D'Arianne and SOQUEM) in consideration of the issuance of 50,000 shares of the Company (25,000 shares to D'Arianne and 25,000 shares to SOQUEM). This property was merged in the Company's Wabamisk property.

On April 18, 2011, D'Arianne granted the Company the option to acquire a 50% interest in the Opinaca property for a consideration consisting of the issuance of 26,330 shares of the Company and exploration work totalling $878,000 to be carried out no later than April 18, 2016. Of the 165 claims that make up the property, three are subject to a 2% NSR in favour of Les Explorations Carat Inc. ("Carat"). The Company bought back the royalty of Carat in consideration of the issuance of 15,000 shares of its share capital. As at February 29, 2012, the Company spent $148,334 on exploration work.

These shares were evaluated at $9.15, which was the April 18, 2011 closing price.

e)

On June 8, 2011, the Company entered into agreement with Quadra FNX Mining Ltd. ("Quadra FNX") on the Lac Gayot property. As per the agreement, Quadra FNX has the option to acquire a 50% interest in the Lac Gayot property, in consideration of payments totalling $100,000 and $10,000,000 in exploration work to be carried out during the next nine years. As at February 29, 2012, Quadra FNX made a cash payment of $30,000 and spent $832,893 on exploration work.

f)

On June 22, 2011, the Company entered into agreement with IAMGOLD on the Lac Pau property. As per the agreement, IAMGOLD has the option to acquire a 50% interest in the Lac Pau property, in consideration of payments totalling $130,000 and $6,000,000 in exploration work to be carried out during the next seven years. As at February 29, 2012, IAMGOLD made a cash payment of $25,000 and spent $1,302,879 on exploration work.

g)

On September 1, 2011, the Company entered into agreement with Aurizon Mines Ltd. to jointly undertake further mineral exploration on the Éléonore Est property.

h)

 On November 23, 2011, the Company entered into agreement with AAEC, whereby the Company has transferred to AAEC a 50% interest in the mining claims of the Ashuanipi property. AAEC must fund an aggregate of $5,000,000 in expenditures over a five-year period to maintain its 50% interest in the Ashuanipi property. As at February 29, 2012, AAEC spent $1,059,099 on exploration work.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Detail of mining properties

	# Claim	Undivided interest	Balance as at March 1, 2011	Cost incurred	Mining properties abandoned, written off, under option and related tax credits	Balance as at February 29, 2012
		%	$	$	$	$
Anatacau (note 9a)	207
Acquisition costs		0	70,885	3,321	-	74,206
Exploration costs			914,432	193,006	(36,580)	1,070,858
			985,317	196,327	(36,580)	1,145,064
Ashuanipi (note 9h)	596
Acquisition costs		50	88,949	-	-	88,949
Exploration costs			1,484,925	102,094	(23,341)	1,563,678
			1,573,874	102,094	(23,341)	1,652,627

Baie Payne (note 9c)	471
Acquisition costs		50	601,549	-	-	601,549
Exploration costs			147,923	-	-	147,923
			749,472	-	-	749,472

Corvet Est	568
Acquisition costs		50	71,922	13,031	-	84,953
Exploration costs			1,408,899	144,448	(4,785)	1,548,562
			1,480,821	157,479	(4,785)	1,633,515

Coulon	661
Acquisition costs		100	4,874,495	63,177	-	4,937,672
Exploration costs			7,674,926	2,972,985	(308,256)	10,339,655
			12,549,421	3,036,162	(308,256)	15,277,327

Éléonore Régional	886
Acquisition costs		100	345,468	31,712	(11,302)	365,878
Exploration costs			1,146,946	793,074	(202,990)	1,737,030
			1,492,414	824,786	(214,292)	2,102,908

Escale	129
Acquisition costs		100	403,961	13,191	-	417,152
Exploration costs			348,850	335,017	(40,414)	643,453
			752,811	348,208	(40,414)	1,060,605

(forward)			19,584,130	4,665,056	(627,668)	23,621,518

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

	# Claim	Undivided interest	Balance as at March 1, 2011	Cost incurred	Mining properties abandoned, written off, under option and related tax credits	Balance as at February 29, 2012
		%	$	$	$	$

(brought forward)			19,584,130	4,665,056	(627,668)	23,621,518

Lac Gayot (note 9c)	449
Acquisition costs		100	1,942,030	-	(22,151)	1,919,879
Exploration costs			688,007	-	(7,849)	680,158
			2,630,037	-	(30,000)	2,600,037

Lac Pau (note 9f)	715
Acquisition costs		100	134,757	29,802	(1,137)	163,422
Exploration costs			2,885,410	505,990	(34,724)	3,356,676
			3,020,167	535,792	(35,861)	3,520,098

Nichicun	410
Acquisition costs		100	73,240	30,511	-	103,751
Exploration costs			310,635	1,148,557	(192,235)	1,266,957
			383,875	1,179,068	(192,235)	1,370,708

Poste Lemoyne Ext.	605
Acquisition costs		100	1,172,988	57,700	-	1,230,688
Exploration costs			5,221,254	1,080,592	(86,779)	6,215,067
			6,394,242	1,138,292	(86,779)	7,445,755

Wabamisk	900
Acquisition costs		100	318,976	479,652	(59,205)	739,423
Exploration costs			2,369,479	1,209,511	(478,773)	3,100,217
			2,688,455	1,689,163	(537,978)	3,839,640

Others
Acquisition costs			653,434	928,561	(30,301)	1,551,694
Exploration costs			2,247,908	2,409,108	(646,122)	4,010,894
			2,901,342	3,337,669	(676,423)	5,562,588

Total
Acquisition costs			10,752,654	1,650,658	(124,096)	12,279,216
Exploration costs			26,849,594	10,894,382	(2,062,848)	35,681,128
			37,602,248	12,545,040	(2,186,944)	47,960,344

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

	# Claim	Undivided interest	Balance as at March 1, 2010	Cost incurred	Mining properties abandoned, written off, under option and related tax credits	Balance as at February 28, 2011
		%	$	$	$	$
Anatacau	207
Acquisition costs		0	48,925	21,960	-	70,885
Exploration costs			761,018	172,257	(18,843)	914,432
			809,943	194,217	(18,843)	985,317

Ashuanipi	469
Acquisition costs		100	78,989	9,960	-	88,949
Exploration costs			834,172	867,018	(216,265)	1,484,925
			913,161	876,978	(216,265)	1,573,874

Baie Payne	471
Acquisition costs		100	81,449	520,100	-	601,549
Exploration costs			134,885	13,038	-	147,923
			216,334	533,138	-	749,472

Corvet Est	568
Acquisition costs		50	56,537	19,459	(4,074)	71,922
Exploration costs			1,074,683	403,402	(69,186)	1,408,899
			1,131,220	422,861	(73,260)	1,480,821

Coulon	650
Acquisition costs		100	4,856,921	17,574	-	4,874,495
Exploration costs			6,731,439	945,286	(1,799)	7,674,926
			11,588,360	962,860	(1,799)	12,549,421

Éléonore Régional	844
Acquisition costs		100	270,306	100,293	(25,131)	345,468
Exploration costs			674,987	623,029	(151,070)	1,146,946
			945,293	723,322	(176,201)	1,492,414

(forward)			15,604,311	3,713,376	(486,368)	18,831,319

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

	# Claim	Undivided interest	Balance as at March 1, 2010	Cost incurred	Mining properties abandoned, written off, under option and related tax credits	Balance as at February 28, 2011
		%	$	$	$	$

(brought forward)			15,604,311	3,713,376	(486,368)	18,831,319

Escale	129
Acquisition costs		100	-	403,961	-	403,961
Exploration costs			-	365,188	(16,338)	348,850
			-	769,149	(16,338)	752,811

Lac Gayot	448
Acquisition costs		100	2,161,363	11,813	(231,146)	1,942,030
Exploration costs			760,562	9,961	(82,516)	688,007
			2,921,925	21,774	(313,662)	2,630,037

Lac Pau	715
Acquisition costs		100	110,789	23,968	-	134,757
Exploration costs			1,027,719	1,952,273	(94,582)	2,885,410
			1,138,508	1,976,241	(94,582)	3,020,167

Poste Lemoyne Ext.	605
Acquisition costs		100	1,154,186	18,802	-	1,172,988
Exploration costs			4,000,855	1,538,162	(317,763)	5,221,254
			5,155,041	1,556,964	(317,763)	6,394,242

Wabamisk	834
Acquisition costs		100	232,177	86,799	-	318,976
Exploration costs			1,217,276	1,268,021	(115,818)	2,369,479
			1,449,453	1,354,820	(115,818)	2,688,455

Others
Acquisition costs			597,027	321,199	(191,552)	726,674
Exploration costs			2,072,503	1,220,157	(734,117)	2,558,543
			2,669,530	1,541,356	(925,669)	3,285,217

Total
Acquisition costs			9,648,669	1,555,888	(451,903)	10,752,654
Exploration costs			19,290,099	9,377,792	(1,818,297)	26,849,594
			28,938,768	10,933,680	(2,270,200)	37,602,248

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

Cost of mining properties abandoned or written off

	Year ended February 29, 2012	Year ended February 28, 2011

Asini	$-	$20,040
Corvet Est	-	63,900
Diaconglo	-	31,046
Éléonore régional	64,291	110,341
Génération Grenville	102,144	72,868
Lac Bellamant	15,339	-
Lac Farley	-	128,331
Lac Gayot	-	313,017
Laguiche	650	94,765
Nichicun	-	316,627
Reccey Sakami	182,958	85,047
Wabamisk	412,642	-
Wahemen	-	36,794
Wemindji	41,263	14,591
Other	40,974	25,632

Total *	$860,261	$1,312,999

* Mining properties are abandoned or written off in whole or in part because of their low discovery potential.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

10

Accounts payable and accrued liabilities

	As at	As at	As at
	February 29,	February 28,	March 1,
	2012	2011	2010

Companies held by Directors	$3,464	$11,344	$10,613
Advances from partners	3,520,592	290,561	215,069
Trade	2,976,077	1,894,374	1,591,826
Premium related to flow-through shares	1,886,379	1,039,606	780,170
	$8,386,512	$3,235,885	$2,597,678

11

Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit, started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognize into income these advance payments, which are currently classified as deferred royalties,  once the Éléonore mine goes into commercial production, on the basis that the production royalties will be paid out of advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

If the Éléonore mine is not brought to production, the Company will recognize the non-refundable advance payments into income.

12

Share capital

Authorized

Unlimited number of common shares, voting and participating, without par value

Issued and fully paid

The share capital issued has varied as follows:

	Year Ended February 29, 2012		Year Ended February 28, 2011
	Number	$	Number	$

Balance - beginning of year	30,779,692	115,809,533	29,799,392	109,112,925

Stock options exercised	206,000	1,704,956	215,300	1,605,631
Warrants exercised	26,635	211,309	-	-
Issuance of shares for acquisition of mining properties (note 9d)	131,330	1,201,670	125,000	922,700
Issuance of shares for a cash consideration (a)	741,083	6,551,890	640,000	4,740,000
Share issue expenses	-	(790,447)	-	(571,723)
Balance - end of year	31,884,740	124,688,911	30,779,692	115,809,533

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

(a)

Detail of the issuance of flow-through shares:

On June 28, 2011, the Company completed a private placement of 214,286 flow-through common shares at a price of $14.00 per share for gross proceeds of $3 million. A premium of $1,189,287 was accounted for in the Company's share capital. Issue expenses of $208,166 related to this placement were incurred, including the issuance of 12,857 warrants entitling the holder to subscribe for one common share of the Company at a price of $10.00 until June 28, 2012. A fair value of $8,488 has been assigned to the warrants.

On September 27, 2011, the Company completed a private placement of 200,000 flow-through common shares at a price of $15.00 per share for gross proceeds of $3 million. A premium of $1,200,000 was accounted for in the Company's share capital. Issue expenses of $204,644 related to this placement were incurred, including the issuance of 12,000 warrants entitling the holder to subscribe for one common share of the Company at a price of $10.50 until September 27, 2012. A fair value of $5,871 has been assigned to the warrants.

On February 23, 2012, the Company completed a private placement of 326,797 flow-through common shares at a price of $15.30 per share for gross proceeds of $5 million. A premium of $2,058,821 was accounted for in the Company's share capital. Issue expenses of $333,000 related to this placement were incurred.

13

Warrants

The following table presents the warrant activity since March 1, 2010 and summarizes information about outstanding and exercisable warrants as at February 29, 2012:

	Year Ended February 29, 2012		Year Ended February 28, 2011
		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price
		$		$

Outstanding and exercisable - beginning of year	38,635	7.33	26,635	6.58
Granted	24,857	10.24	12,000	9.00
Exercised	(26,635)	6.58	-	-
Expired	(12,000)	9.00	-	-
Outstanding and exercisable - end of year	24,857	10.24	38,635	7.33

The weighted average remaining contractual life for the 24,857 warrants is 5.4 months.

The fair value of warrants granted has been estimated using the Black & Scholes model with the following assumptions:

	Year Ended	Year Ended
	February 29,	February 28,
	2012	2011

Risk-free interest rate	1.22%	1.67%
Expected volatility	32.4%	31.5%
Dividend yield	Nil	Nil
Weighted average expected life	12 months	12 months
Weighted average fair value of warrants granted	0.578 $	$0.353

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

14

Stock options

The Company has established a stock option plan under which certain key employees, officers, directors and suppliers may be granted stock options of the Company. The number of stock options cannot exceed, at any time, 10% of the number of outstanding shares. Options vest immediately and are exercisable over a maximum period of ten years following the grant date. The stock options price is always higher than the last closing price on the day of grant at the Toronto Stock Exchange.

The following table presents the stock options activity since March 1, 2010 and summarizes information about stock options outstanding and exercisable as at February 29, 2012:

	Year Ended February 29, 2012		Year Ended February 28, 2011

		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price
		$		$

Outstanding and exercisable - beginning of year	1,874,000	5.29	1,487,800	4.84
Granted	329,000	9.11	603,000	6.09
Exercised	(206,000)	5.12	(215,300)	4.44
Cancelled	-	-	(1,500)	5.41
Outstanding and exercisable - end of year	1,997,000	5.94	1,874,000	5.29

The following table summarizes information about stock options outstanding and exercisable as at February 29, 2012:

Options outstanding and exercisable

Range of exercise prices	Number	Weighted average remaining contractual life	Weighted average exercise price
		(years)	$

$3.21 to $4.44	815,000	4.78	4.05
$5.22 to $7.68	853,000	7.07	6.51
$9.04 to $9.18	329,000	9.64	9.11

The fair value of stock options granted has been estimated using the Black & Scholes model with the following assumptions:

	Year Ended	Year Ended
	February 29,	February 28,
	2012	2011

Risk-free interest rate	1.82%	2.18%
Expected volatility	48%	50%
Dividend yield	Nil	Nil
Weighted average expected life	72 months	55 months
Weighted average fair value of options granted	$4.31	$3.69

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

15

Related party transactions

The related parties of the Company include companies owned by the key management personnel. The key management personnel includes the directors, the president, the vice-president exploration and the CFO. The short-term employee benefits include salaries for the key management personnel and fees for directors. The share-based payments are grants of stock options of the Company.

The Company entered into the following transactions with the key management personnel:

	Year Ended February 29,	Year Ended February 28,
	2012	2011

Short-term employee benefits	$767,657	$775,677
Share-based payments	427,215	720,291
Total compensation of the key management personnel	$1,194,872	$1,495,968

The Company entered into transactions with companies owned by a director. For the year ended February 29, 2012, these transactions amounted to $212,805 ($221,621 for the year ended February 28, 2011) and are presented under caption Rent, office expenses and other in the statement of loss.

These transactions were concluded under normal terms and conditions.

16

Rent, office expenses and other

	Year ended February 29,	Year ended February 28,

	2012	2011

Office rental	$120,762	$116,079
Administrative and professional services	84,990	101,112
Advertising and exhibitions	125,178	76,122
Travel expenses	130,068	88,978
Donations and sponsorships	334,104	22,280
Training and tuition	56,757	19,042
Insurance	46,642	41,798
Office expenses and other	210,427	157,583
	$1,108,928	$622,994

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

17

General exploration costs

	Year ended February 29,	Year ended February 28,

	2012	2011

Salaries and fees	$353,071	$326,170
Transport	229,813	19,725
Field expenditures	111,486	164,735
Other	119,633	31,140
	$814,003	$541,770

18

Cash flows

a)

Changes in items of working capital

	Year ended February 29,	Year ended February 28,

	2012	2011

Tax credits for mining exploration and commodity
taxes receivable	$(40,701)	$(168,005)
Other amounts receivable	(406,249)	247,640
Prepaid expenses	(35,795)	(42,447)
Accounts payable and accrued liabilities	3,412,249	178,292
	$2,929,504	$215,480

b)

Items not affecting cash

	Year ended February 29,	Year ended February 28,

	2012	2011
Related to financing activities:

Share issue expenses included in accounts payable and
accrued liabilities	$18,300	$18,711
Settlement of revolving credit line in exchange for
ABCP (MAV3-1A)	-	1,117,343

Related to investing activities:

Acquisition of mining properties and exploration costs
included in accounts payable and accrued liabilities	2,211,056	1,319,040
Non-refundable tax credit applied against mining properties	122,345	-

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

19

Deferred tax

The major components of income tax provision are as follows:

	Year ended February 29,	Year ended February 28,

	2012	2011

Current income tax adjustment in respect of prior
years expense	$(122,345)	$-

Deferred income tax recovery	2,439,489	3,135,476
Deferred tax recovery	$2,317,144	$3,135,476

The reconciliation of income taxes, calculated using the combined federal and Quebec provincial statutory tax rates, to income taxes presented in the financial statements is detailed as follows:

	Year ended February 29,	Year ended February 28,

	2012	2011

Loss before income tax	$(3,969,581)	$(4,867,135)

Combined federal and provincial income tax rate of
28.15% (29.65% as at February 28, 2011)	1,117,000	1,443,000
Non-deductible stock-based compensation	(399,000)	(664,000)
Share issue expenses not affecting earnings	209,000	168,000
Non-taxable items	94,000	28,000
Adjustment in respect of prior years	(122,345)	-
Change in unrecognized deferred tax assets	221,000	595,000
Tax impact on flow-through shares	1,228,000	1,521,000
Other	(30,511)	44,476
Deferred tax recovery	$2,317,144	$3,135,476

The decrease in the combined income tax rate is due to the reduction of the federal income tax rate.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

The significant components of the deferred tax assets and liabilities are as follows:

Recognized deferred tax assets and liabilities:

	Year ended February 29,	Year ended February 28,

	2012	2011

Deferred tax assets
Deferred royalties	$976,384	$-
Share issue expenses	306,382	99,000
Capital losses	188,135	212,000
Non-capital losses	92,323	-
Other	86,117	-
Deferred tax assets	$1,649,341	$311,000

Deferred tax liabilities
Mining properties	(2,601,271)	(99,000)
Short-term investments	(188,135)	(212,000)
Deferred tax liabilities	$(2,789,406)	$(311,000)

Presented in the balance sheet as follows
Deferred tax assets	976,384	-
Deferred tax liabilities	(2,116,449)	-

Unrecognized deferred tax assets
	As at February 29, 2012	As at February 28, 2011
Deferred tax assets
Capital losses	$614,833	$611,000
Deferred royalties	-	658,000
Share issue expenses	-	104,000
Other	-	24,000
	$614,833	$1,397,000

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

As at February 29, 2012, the Company has non-capital losses of $343,000 (nil for 2011) available to reduce Canadian taxable income in future years that expire in 2032.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

The gross movement on the deferred income tax accounts is as follows:

Balance as at March 1, 2010	$-
Recognized in the statement of loss	138,135
Recognized in other comprehensive income	(138,135)

Balance as at February 28, 2011	-

Recognized in the statement of loss	(1,146,157)
Recognized in other comprehensive income	6,092
Balance as at February 29, 2012	$(1,140,065)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax assets	Deferred	Share issue	Capital	Non-capital
	royalties	expenses	losses	losses	Other	Total
	$	$	$	$	$	$
As at March 1, 2010	-	-	193,000	-	-	193,000
Credited/(charged) to the
statement of loss	-	99,000	19,000	-	-	118,000
Credited/(charged) to other
comprehensive income	-	-	-	-	-	-
As at February 28, 2011	-	99,000	212,000	-	-	311,000
Credited/(charged) to the
statement of loss	976,384	207,382	(29,957)	92,323	86,117	1,332,249
Credited/(charged) to other
comprehensive income	-	-	6,092	-	-	6,092
As at February 29, 2012	976,384	306,382	188,135	92,323	86,117	1,649,341

Deferred tax liabilities					Derivative
			Mining	Short-term	financial
			properties	investments	instrument	Total
			$	$	$	$
As at March 1, 2010			-	(52,000)	(141,000)	(193,000)
Credited/(charged) to the statement of loss			(99,000)	(21,865)	141,000	20,135
Credited/(charged) to other comprehensive income			-	(138 135)	-	(138,135)
As at February 28, 2011			(99,000)	(212,000)	-	(311,000)
Credited/(charged) to the statement of loss			(2,502,271)	23,865	-	(2,478,406)
Credited/(charged) to other comprehensive income			-	-	-	-
As at February 29, 2012			(2,601,271)	(188,135)	-	(2,789,406)

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

The analysis of deferred tax assets and liabilities is as follows:
	As at February 29, 2012	As at February 28, 2011

Deferred tax assets:
Deferred tax assets to be realized after more than 12 months	$1,649,341	$311,000
Deferred tax assets to be realized within 12 months	-	-
	1,649,341	311,000

Deferred tax liabilities:
Deferred tax liabilities to be realized after more than 12 months	(2,789,406)	(311,000)
Deferred tax liabilities to be realized within 12 months	-	-
	(2,789,406)	(311,000)
Deferred tax liabilities net	$(1,140,065)	$-

As at February 29, 2012, the non-refundable federal tax credits and non-refundable provincial tax credits for resources were as follows:

Expiry Date	Federal	Expiry Date	Provincial
	$		$
2027	158,585	2017	207,257
2028	625,925	2018	545,564
2029	533,078
2030	220,782
2031	143,022
2032	157,259

These credits can be used up to the amount of income taxes payable for those years.  These credits are not because the Company considered that is not more likely than not that the credits will be realized.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

20

Earnings per share

For the years ended February 29, 2012 and February 28, 2011, there was no difference between the basic and diluted loss per share since the stock options and warrants were anti-dilutive. Accordingly, the diluted loss per share for these years was calculated using the basic weighted average number of shares outstanding.

	Year ended February 29,	Year ended February 28,

	2012	2011

Basic weighted average number of shares outstanding	31,244,984	30,208,496
Warrants	586	2,804
Stock options	720,639	538,844

Diluted weighted average number of shares outstanding	31,966,209	30,750,144

Items excluded from the calculation of diluted
loss per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	24,857	12,000
Stock options	329,000	163,750

21

Capital management

The Company considers the items included in shareholders' equity as capital components.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration of mining properties. Given that the Company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

In management's opinion, the working capital as at February 29, 2012 will cover current expenditures and exploration fees in the coming year.

The mining properties in which the Company currently has an interest are in the exploration stage. Since the Company has enough cash, it is not dependent on external financing to fund its activities. Furthermore, the Company can rely on its partnership agreements, credit on duties refundable for loss, refundable tax credit for resources, its return on short-term investments and on the advance payments on the royalties on the Éléonore property as sources of capital.

The transactions which had an effect on shareholders' equity are presented in the statement of changes in shareholders' equity.

The Company is not subject to externally imposed capital requirements or other external requirements.

VIRGINIA MINES INC.

Notes to Financial Statements

For the years ended February 29, 2912 and February 28, 2011

(expressed in Canadian dollars)

22

Commitments

The Company is committed to incurring exploration expenses of $8,500,000 by December 31, 2012 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on February 25, 2011, June 28, 2011 and September 27, 2011. As at February 29, 2012, the Company has fulfilled its commitment regarding the exploration expenses.

The Company is also committed to incurring exploration expenses of $5,000,000 by December 31, 2013 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on February 23, 2012. As at February 29, 2012, the Company spent $418,788 according to this commitment.

The Company has signed various exploration cost contracts and is committed to paying approximately $1,200,000 in the next 12 months under those contracts.

The Company has a rental lease for its administrative office with a company held by a director. The rental lease has a term of five years beginning on August 1, 2008 and ending on July 31, 2013. The annual cost of $104,000 is subject to an annual increase according to the consumer price index.

23

Subsequent events

On March 20, 2012, the Quebec budget announced that the refundable tax credit for resources rate will be reduced by 10 percentage points. Also, an entity may claim an increase in the tax assistance in exchange for an option to the state to acquire an equity stake in the development. The increase in the tax assistance will consist of a raise in the rate of the refundable tax credit for resources regarding eligible expenses. These changes will apply on exploration expenses incurred after December 31, 2013.

On April 5, 2012, Exploration Khalkos Inc. (« Khalkos ») granted the Company the option to acquire a 55% interest in the Murdoch property for a consideration consisting of payments totalling $300,000 and exploration work totalling $4,000,000 to be carried out no later than April 5, 2017 with the firm commitment of spending $1,000,000 on the property within 18 months following the conclusion of the agreement.

On April 12, 2012, the Company entered into agreement with Komet Manufacturers Inc. ("Komet") on the FCI property. As per the agreement, Komet has the option to acquire a 50% interest in the FCI property, in consideration of the issuance of 25,000 shares of Komet and $4,000,000 in exploration work to be carried out over a six-year period.

On May 8, 2012, the Company entered into agreement for a private placement of 190,000 flow-through common shares at a price of $15.50 per share for gross proceeds of $2,945,000. The financing is scheduled to close on or before May 30, 2012.